Exhibit 99.1

FLEETWOOD REPORTS FISCAL 2008 THIRD QUARTER, YEAR-TO-DATE RESULTS

—Net Loss Narrows Sharply Despite Lower Revenues—

Riverside, Calif., March 6, 2008 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today the results for its fiscal 2008 third quarter and first nine months ended January 27, 2008.

Consolidated revenues for the quarter were down 20 percent to $355.5 million from $443.2 million in last year’s third quarter. Despite the reduction in revenues, the Company’s operating loss narrowed to $11.2 million from an operating loss of $24.9 million in the third quarter of the prior year. The net loss was reduced to $16.4 million, or $0.25 per share, compared with a net loss of $29.9 million, or $0.47 per share, in last year’s third quarter.

Operating results for the third quarter included $5.4 million, or $0.08 per share, related to gains from the sale of idle facilities partially offset by severance costs. Last year’s third quarter financial results included $4.1 million of asset impairment and severance charges, or $0.06 per share.

“Considering the pressure on revenues in the most recently completed quarter, the improvement to our bottom-line results is noteworthy,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “Gross profit margin was up, operating and warranty expenses were down, and labor efficiencies improved. These results are a reflection of the dedicated efforts of our experienced operating team and its ability to manage our businesses during a seasonally slow period that was made more challenging by difficult market conditions. All of our businesses have been impacted by recent consumer uncertainty. Our success in managing costs can be seen clearly in the 13 percent reduction in year-to-date operating expenses compared with the previous year and the 28 percent reduction from the same three quarters of fiscal 2005.”

For the first nine months of fiscal 2008, consolidated revenues were down 10 percent to $1.36 billion from $1.50 billion in the same period last year. The operating loss for the first three quarters was $0.8 million compared with $48.4 million in the same period of fiscal 2007. The net loss in the first nine months of fiscal 2008 was $19.9 million, or $0.31 per share, compared with a net loss of $50.7 million, or $0.79 per share, for the same period last year.

RV Group Results

The RV Group incurred a lower operating loss of $4.2 million for the third quarter compared with a $15.8 million operating loss in the comparable period of the prior year. The improved results stemmed from an increase in gross profit and a decline in operating expenses. Revenues were off 22 percent in the quarter to $254.2 million from $324.0 million in the same period of the prior year.

The motor home division sustained an operating loss of $1.2 million in the quarter compared to operating income of $5.3 million in the same quarter last year, primarily due to a 16 percent drop in revenues. The travel trailer division recorded a $1.9 million operating loss, a substantial improvement from the prior year’s operating loss of $17.5 million, on revenues that were down 44 percent. The results included $5.9 million in gains related to the sale of idled properties, partially offset by severance costs of $0.6 million. The operating loss for the folding trailer division was reduced to $1.2 million from an operating loss of $3.5 million in last year’s third quarter, on revenues that were up 11 percent to $15.9 million.

The RV Group reported an operating loss of $1.3 million for the first nine months of fiscal 2008 on revenues of $946.8 million, compared with an operating loss of $44.0 million on revenues of $1.06 billion in the comparable period last year. Improved travel trailer results were the largest contributor to this turnaround but all of the businesses made progress from the prior year.

“Our product lineup has improved and been well accepted, and we have exciting introductions planned for the new model year,” Smith said. “We also are enthusiastic about the potential for Fleetwood Financial Services, a strategic alliance with Bank of America to provide wholesale and retail financing. This alliance, which was announced earlier this week, should enable us to drive sales and increase market share of our RV products. Although interest in the RV lifestyle continues to be high, sales in our industry are highly dependent upon consumer confidence and, with the current uncertainty in the economy, RV sales remain soft.”

Housing Group Results

Despite lower revenues, the Housing Group reduced its third quarter operating loss to $2.6 million in the current year third quarter from $7.8 million in the third quarter of the prior year. Last year’s results included asset impairment charges of $2.8 million in connection with an idle plant. Quarterly revenues were off 11 percent to $96.5 million from $108.7 million in the prior-year third quarter.

For the first nine months of the fiscal year, the Housing Group generated $7.1 million in operating income on revenues of $390.4 million, versus an operating loss of $4.3 million on revenues of $401.3 million for the first nine months of the prior fiscal year.

“Home shipments in the manufactured housing industry fell below 100,000 in 2007, creating a low that very few industry followers predicted,” Smith said. “The sector is being adversely affected by widespread problems in the lending environment for conventional housing and the resulting slowdown in that market. Our industry experienced similar circumstances eight years ago and has since been subject to stricter lending standards. Growing conservatism in lending criteria for site-built housing will eventually level the playing field and may assist in a recovery of the manufactured housing industry. Meanwhile, we have successfully adjusted our cost structure to compete more profitably in this market and we are pursuing growth through our relatively new modular division, Trendsetter Homes. Our greatest success to date in this division has been in building military base housing. Very little of this business is reflected in our third quarter revenues, but at the end of the third quarter we secured a contract to build the second phase of living-space modules for barracks at Fort Bliss, and this week we secured a contract to supply similar modules at Ft. Sill. These contracts will positively affect sales in our fourth quarter and beyond.”

Corporate Outlook

On December 15, 2008, the holders of the Company’s 5% convertible senior subordinated debentures that have a face value of $100 million have the right to require Fleetwood to repurchase them at par with cash or by issuing common stock. Anticipating that the rights will be exercised, the Company plans to meet a sizable portion of the obligation with existing cash, cash proceeds from the disposition of idle or excess properties, and cash available from operations. The remaining obligation is expected to be financed well before December with the proceeds of debt and/or equity transactions without significant incremental change over the current fully diluted share count (which presently includes approximately 8.5 million shares that underlie the 5% debentures).

“We expect that market conditions, which have deteriorated in the last several months, will continue to be soft for both of our industries through the fourth fiscal quarter,” Smith said. “Because short-term economic signs are not positive, we have slowed production and are prepared for a sluggish spring, with fourth quarter revenues again expected to be down significantly from last year. We expect that motor home sales will be especially impacted as dealers match their orders to retail sales and adjust their inventory levels. Given our more streamlined cost structure, however, core operating expenses (before considering any positive impact from ongoing real estate dispositions or prior-year restructuring costs) are expected to be significantly reduced from the prior year and be at similar levels to the third quarter. Overall, results will be heavily influenced by uncertain market conditions and dealer sentiment.”

Conference Call

The Company will host a conference call with interested parties at 10:30 a.m. PST/1:30 p.m. EST on Thursday, March 6, 2008. The call will be broadcast live on the Company’s website, www.fleetwood.com under Investor Relations, and over the Internet at www.streetevents.com and www.earnings.com.

About Fleetwood

Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes through its subsidiaries. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding the potential for Fleetwood Financial Services to drive sales, the potential for a recovery in manufactured housing, and the projected fourth quarter results, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions,  employment trends, stock market performance, availability of financing generally, and other factors that can have a negative impact on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies and to meet the repayment terms of our outstanding convertible debt instruments, including the 5% convertible senior subordinated debentures, which the company may have to repurchase in December 2008; potential dilution associated with equity financings we may undertake to raise additional capital; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

(tables to follow)

Fleetwood Enterprises, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	January 27, 2008	January 28, 2007	January 27, 2008	January 28, 2007
Net sales:
RV Group	$254,156	$323,976	$946,789	$1,059,793
Housing Group	96,467	108,687	390,371	401,332
Supply Group	4,875	10,509	18,715	38,391
	355,498	443,172	1,355,875	1,499,516

Cost of products sold	306,423	384,597	1,145,934	1,294,172
Gross profit	49,075	58,575	209,941	205,344

Operating expenses	65,676	79,439	217,574	250,858
Other operating (income) expense, net	(5,427)	4,063	(6,881)	2,873
	60,249	83,502	210,693	253,731

Operating loss	(11,174)	(24,927)	(752)	(48,387)
Other income (expense):
Investment income	1,187	1,269	3,726	4,701
Interest expense	(6,161)	(5,942)	(18,346)	(18,773)
Other, net	—	—	—	18,530
	(4,974)	(4,673)	(14,620)	4,458

Loss from continuing operations before income taxes	(16,148)	(29,600)	(15,372)	(43,929)
Provision for income taxes	(122)	(70)	(4,023)	(4,841)
Loss from continuing operations	(16,270)	(29,670)	(19,395)	(48,770)

Loss from discontinued operations, net	(87)	(235)	(521)	(1,973)

Net loss	$(16,357)	$(29,905)	$(19,916)	$(50,743)

Basic and diluted loss per common share:
Loss from continuing operations	$(.25)	$(.46)	$(.30)	$(.76)
Loss from discontinued operations	—	(.01)	(.01)	(.03)

Net loss per common share	$(.25)	$(.47)	$(.31)	$(.79)

Weighted average common shares	64,255	63,937	64,219	63,933

Fleetwood Enterprises, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	January 27, 2008	October 28, 2007	January 28, 2007
ASSETS

Cash	$20,089	$47,477	$9,722
Marketable investments	24,990	24,754	24,005
Receivables	118,717	121,678	139,131
Inventories	183,236	183,591	198,243
Deferred taxes, net	9,160	7,239	13,104
Other current assets	9,051	9,499	13,782
Total current assets	365,243	394,238	397,987

Property, plant and equipment, net	160,338	175,958	198,059
Deferred taxes, net	42,362	44,283	52,367
Cash value of company-owned life insurance, net	15,227	20,215	23,113
Goodwill	6,316	6,316	6,316
Other assets	39,378	40,240	43,073

Total assets	$628,864	$681,250	$720,915

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$35,552	$41,293	$53,328
Employee compensation and benefits	35,601	46,040	39,423
Federal and state income taxes	3,874	2,212	1,315
Product warranty reserves	38,723	41,453	45,015
Insurance reserves	20,326	20,149	17,616
Accrued interest	4,768	5,428	6,689
Other short-term borrowings	8,362	10,056	19,785
5% convertible senior subordinated debentures	100,000	—	—
Other current liabilities	61,885	68,175	64,959
Total current liabilities	309,091	234,806	248,130

Deferred compensation and retirement benefits	21,646	25,840	28,703
Product warranty reserves	20,410	21,816	22,165
Insurance reserves	36,314	35,990	34,341
5% convertible senior subordinated debentures	—	100,000	100,000
6% convertible subordinated debentures	160,142	160,142	160,142
Other long-term debt	17,482	18,811	3,880

Total liabilities	565,085	597,405	597,361

Commitments and contingencies

Shareholders’ equity:
Common stock	64,257	64,250	64,041
Additional paid-in capital	496,533	495,754	492,034
Accumulated deficit	(495,110)	(478,753)	(435,976)
Accumulated other comprehensive income (loss)	(1,901)	2,594	3,455

Total shareholders’ equity	63,779	83,845	123,554

Total liabilities and shareholders’ equity	$628,864	$681,250	$720,915

Fleetwood Enterprises, Inc.
BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION
(Dollar amounts in thousands)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	January 27, 2008	January 28, 2007	January 27, 2008	January 28, 2007
REVENUES:
Motor homes	$192,259	$227,851	$729,716	$683,724
Travel trailers	46,007	81,786	157,631	307,585
Folding trailers	15,890	14,339	59,442	68,484
RV Group	254,156	323,976	946,789	1,059,793
Housing Group	96,467	108,687	390,371	401,332
Supply Group	4,875	10,509	18,715	38,391

	$355,498	$443,172	$1,355,875	$1,499,516

OPERATING INCOME (LOSS):
Motor homes	$(1,164)	$5,252	$16,943	$633
Travel trailers	(1,861)	(17,543)	(17,620)	(41,881)
Folding trailers	(1,206)	(3,532)	(606)	(2,726)
RV Group	(4,231)	(15,823)	(1,283)	(43,974)
Housing Group	(2,588)	(7,770)	7,126	(4,319)
Supply Group	(1,943)	(727)	(923)	1,392
Corporate and other	(2,412)	(607)	(5,672)	(1,486)

	$(11,174)	$(24,927)	$(752)	$(48,387)

UNITS SOLD:
Recreational vehicles -
Motor homes	1,530	1,838	6,088	6,110
Travel trailers	2,170	4,350	7,781	17,469
Folding trailers	1,872	1,868	6,476	7,899
	5,572	8,056	20,345	31,478

Housing -
HUD	2,522	2,827	9,706	10,200
MOD	5	—	560	—
	2,527	2,827	10,266	10,200

Total Company shipments	8,099	10,883	30,611	41,678

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